Exhibit 99.1

Wynn Resorts, Limited Reports Third Quarter Results

Wynn Las Vegas Adjusted Property EBITDA of $93.2 million

Wynn Macau Adjusted Property EBITDA of $92.8 million

LAS VEGAS, October 30, 2007 (BUSINESS WIRE) — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the quarter ended September 30, 2007.

Net revenues for the third quarter of 2007 were $653.4 million, compared to $318.1 million in the third quarter of 2006. Results for this quarter include a full quarter of operations of Wynn Macau, which opened on September 6, 2006. The revenue increase was driven by the opening of Wynn Macau and strong Wynn Las Vegas results.

Consolidated adjusted property EBITDA (1) was $186.0 million for the third quarter of 2007, compared to $79.6 million in the third quarter of 2006.

Adjusted net income in the third quarter of 2007 was $73.4 million, or $0.67 per diluted share (adjusted EPS)(2) compared to an adjusted net loss of $1.3 million, or ($0.01) per diluted share in the third quarter of 2006.

On a US GAAP (Generally Accepted Accounting Principles) basis, net income for the quarter was $44.7 million, or $0.41 per diluted share, compared to net income of $715.7 million, or $6.43 per diluted share in 2006. Net income for the quarter in 2006 was positively influenced by $779.0 million due to the completion of the sale of a subconcession in Macau, a non-recurring item.

Wynn Las Vegas Third Quarter Results

For the quarter ended September 30, 2007, Wynn Las Vegas generated adjusted property EBITDA of $93.2 million, a 20.6% increase from the third quarter of 2006, with a 30.5% EBITDA margin on net revenue.

Net casino revenues in the third quarter of 2007 were $149.9 million, compared to $131.9 million for the third quarter of 2006. Table games drop was $475.6 million, with win per table per day (before discounts) of $9,516, compared to drop of $458.2 million and win per table per day of $7,779 in the third quarter of 2006. Table games win percentage of 26.4% was above the property’s expected range of 21% to 24% and exceeded the 22.3% for the third quarter of 2006. Slot machine win per unit per day was $234 on handle (volume) of $969.1 million in the quarter, compared to a win per unit per day of $248 on handle of $1,017.2 million during the comparable period of 2006. Slot handle at Wynn Las Vegas decreased 4.7% during the three months ended September 30, 2007 as compared to the same period in 2006, and the slot win percentage was within the expected range of 4.5% to 5.5%.

Gross non-casino revenues for the quarter were $193.1 million, an 8.2% increase from the third quarter of 2006. Hotel revenues were up 5.7% to $68.0 million during the quarter, versus $64.3 million in the third quarter of 2006. Wynn Las Vegas achieved an Average Daily Rate (ADR) of $282 for the quarter, compared to $271 in the third quarter of 2006. The property’s occupancy was 96.6%, compared to 94.9% during the prior year period, generating revenue per available room (REVPAR) of $272 in the 2007 period (5.8% higher than in 2006).

Food and beverage revenues increased 5.1% to $72.8 million in the quarter, compared to $69.3 million in the third quarter of 2006. Retail revenues were $23.8 million in the quarter, compared to $19.2 million in the third quarter of 2006, an increase of 24.0%. Entertainment revenues were approximately $17.0 million compared to $14.1 million in the third quarter of 2006.

Encore at Wynn Las Vegas

We are constructing Encore on approximately 20 acres on the Las Vegas Strip, immediately adjacent to Wynn Las Vegas. Encore’s current plans include a 2,034 all-suite hotel tower fully integrated with Wynn Las Vegas, an approximately 72,000 square foot casino, additional convention and meeting space, as well as restaurants, a nightclub, swimming pools, a spa and salon and retail outlets. We continue to refine the final design of Encore. Encore is expected to open in early 2009. Our project budget is approximately $2.2 billion, consisting of approximately $2.1 billion for Encore and approximately $100 million for an employee parking garage on our Koval property, an associated pedestrian bridge and costs incurred in connection with the theatre remodeling and production of “Monty Python’s Spamalot” at Wynn Las Vegas, which opened in March 2007.

As of September 30, 2007, we had incurred approximately $775.8 million of project costs related to the development and construction of Encore and related capital improvements.

Wynn Macau Third Quarter Results

In the third quarter of 2007, Wynn Macau generated net revenues (after discounts and commissions) of $347.7 million and adjusted property EBITDA of $92.8 million. Prior period comparisons are not meaningful as we opened Wynn Macau on September 6, 2006 and the third quarter 2006 results include only a partial quarter of operations. Our adjusted property EBITDA for the quarter includes $3 million to $4 million of payroll expenses associated with unopened portions of the expansion.

Table games results in Macau are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment was $9.8 billion for the period. VIP table games win as a percentage of turnover (calculated before discounts and commissions) was 2.96%, at the top end of the expected range of 2.7% to 3.0%.

Table games drop in the mass market category was approximately $475.4 million during the period. Mass market table games win percentage (calculated before discounts and incentives) of 20.3% was above the expected range of 17% to 19%.

Slot machine win per unit per day was $457 on handle (volume) of $387.1 million for the quarter.

For the quarter, Wynn Macau generated an average daily room rate (ADR) of $245, with occupancy averaging 91.9%. Net non-casino revenues, consisting of rooms, food and beverage, retail and other, were $20.7 million.

Wynn Macau Expansion

We opened Wynn Macau on September 6, 2006. The property currently features 280 table games and 671 slot machines in an approximately 130,000 square foot casino. Construction and development on the expansion of Wynn Macau which includes additional gaming space, a dramatic front feature attraction, a theater showroom and retail amenities is progressing as planned. In September 2007, Wynn Macau opened approximately 20,000 square feet of additional gaming space and one restaurant in this expansion. The remaining portion of the expansion is expected to open within the next 90 to 100 days. After the completion of the expansion, Wynn Macau is expected to have a total of approximately 380 table games and 1,200 slot machines.

In addition, construction has commenced on the Wynn Diamond Suites at Wynn Macau, a fully-integrated resort hotel with approximately 400 luxury suites and six villas along with restaurants, additional retail space and additional VIP gaming space.

Through September 30, 2007, the Company has incurred approximately $1.1 billion of the total Wynn Macau project budget of approximately $1.2 billion and approximately $29.6 million related to Wynn Diamond Suites.

Cotai

The Company has submitted an application to the government of Macau for a concession of land in Cotai for future development. The Company recently reconfigured its site plans for 52 acres and is awaiting final approval. We are actively engaged in the design of our Cotai project.

Other Factors Affecting Earnings

Interest expense, net of $13.0 million in capitalized interest, was $34.7 million for the third quarter of 2007. Depreciation and amortization expenses were $56.0 million and pre-opening expenses were $1.5 million during the quarter. Corporate expense and other was $17.2 million in the third quarter, including $5.2 million in stock based compensation.

Balance Sheet and Capital Expenditures

Our total cash balances at the end of the quarter were $875.9 million, including unrestricted cash balances of $829.1 million and cash balances restricted for our construction and development projects of $46.8 million. Total debt outstanding at the end of the quarter was $2.4 billion, including approximately $1.7 billion of Wynn Las Vegas debt, and $552 million of

Wynn Macau-related debt. Capital expenditures during the third quarter of 2007, net of changes in construction payables and retention, totaled approximately $304.6 million, primarily attributable to Encore.

On October 3, 2007, the Company completed a secondary common stock offering of 4,312,500 shares with net proceeds of $154 per share or a total of $664.1 million. The Company intends to use the proceeds for general corporate purposes and to enhance the Company’s financial flexibility for future projects and potential new developments.

Conference Call Information

The Company will hold a conference call to discuss its results on Tuesday, October 30, 2007 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s brief operating history, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, contract termination fee, and other non-operating income and expenses. Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”). In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges and corporate expenses, that do not relate to the management of specific casino properties. However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using adjusted property EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA. Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income to adjusted net income (loss), and (ii) operating income (loss) to adjusted property EBITDA and adjusted property EBITDA to net income.

(2) Adjusted net income (loss) is net income (loss) before pre-opening costs, property charges and other, and other non-cash non-operating income and expenses. Adjusted net income (loss) and adjusted net income (loss) per share (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income (loss) and adjusted net income (loss) per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating revenues:
Casino	$476,785	$172,019	$1,425,802	$412,060
Rooms	81,631	66,837	254,719	204,236
Food and beverage	82,451	72,091	262,560	224,411
Entertainment, retail and other	61,237	46,300	176,103	144,646

Gross revenues	702,104	357,247	2,119,184	985,353
Less: promotional allowances	(48,718)	(39,155)	(142,940)	(116,666)

Net revenues	653,386	318,092	1,976,244	868,687

Operating costs and expenses:
Casino	286,434	93,480	840,827	214,636
Rooms	21,340	18,259	63,681	53,384
Food and beverage	51,463	47,772	160,671	141,954
Entertainment, retail and other	42,084	31,678	118,631	98,304
General and administrative	77,904	56,195	230,364	152,172
Provision for doubtful accounts	5,741	4,876	27,844	11,452
Pre-opening costs	1,455	36,820	4,180	62,794
Depreciation and amortization	56,001	42,470	159,427	124,797
Contract termination fee	—	—	—	5,000
Property charges and other	25,096	5,739	51,386	13,064

Total operating costs and expenses	567,518	337,289	1,657,011	877,557
Equity in income from unconsolidated affiliates	428	488	1,395	1,574

Operating income (loss)	86,296	(18,709)	320,628	(7,296)

Other income (expense):
Interest and other income	6,777	11,837	29,285	29,885
Interest expense, net of capitalized interest	(34,743)	(36,969)	(107,876)	(108,218)
Increase (decrease) in swap fair value	(4,207)	(8,757)	(2,348)	1,835
Gain on sale of subconcession right, net	—	899,409	—	899,409
Loss from extinguishment of debt	—	(10,758)	(157)	(10,758)

Other income (expense), net	(32,173)	854,762	(81,096)	812,153

Income before income taxes	54,123	836,053	239,532	804,857
Provision for income taxes	(9,383)	(120,397)	(46,837)	(120,706)

Net Income	$44,740	$715,656	$192,695	$684,151

Basic and diluted income per common share:
Net income:
Basic	$0.42	$7.12	$1.86	$6.86
Diluted*	$0.41	$6.43	$1.77	$6.22
Weighted average common shares outstanding:
Basic	107,632	100,480	103,439	99,688
Diluted	110,881	111,702	111,783	111,083

Note: * Diluted earnings per share for the three and nine months ended September 30, 2007 and 2006 includes the assumption that the convertible subordinated debentures were converted into shares of common stock prior to the actual conversion on July 20, 2007. Accordingly, net income used in the computation of diluted earnings per share is increased by approximately $0.4 million and $5.1 million and $2.3 million and $7.1 million, respectively, of net interest attributable to these debentures for the quarter and nine months ended September 30, 2007 and 2006.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME

TO ADJUSTED NET INCOME (LOSS)

(amounts in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income	$44,740	$715,656	$192,695	$684,151
Pre-opening costs	1,455	36,820	4,180	62,794
(Increase) decrease in swap fair value	4,207	8,757	2,348	(1,835)
Property charges and other	25,096	5,739	51,386	13,064
Gain on sale of subconcession right, net	—	(899,409)	—	(899,409)
Loss from extinguishment of debt	—	10,758	157	10,758
Contract termination fee	—	—	—	5,000
Adjustment for income taxes	(2,109)	120,337	(3,964)	120,337

Adjusted net income (loss)(2)	$73,389	$(1,342)	$246,802	$(5,140)

Adjusted net income (loss) per diluted share*	$0.67	$(0.01)	$2.25	$(0.05)

Note: * Diluted adjusted net income per share for the three months ended September 30, 2007 and the nine months ended September 30, 2007, includes the assumption that the convertible debentures were converted into shares of common stock prior to the actual conversion on July 20, 2007. Accordingly, adjusted net income used in the computation of diluted adjusted net income per share for the three months ended September 30, 2007 and the nine months ended September 30, 2007, is increased by approximately $0.4 million and $5.1 million, respectively, of net interest attributable to these debentures.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA

AND ADJUSTED PROPERTY EBITDA TO NET INCOME

(amounts in thousands)

(unaudited)

	Three Months Ended September 30, 2007
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total
Operating income	$35,803	$39,229	$11,264	$86,296
Pre-opening costs	1,423	30	2	1,455
Depreciation and amortization	39,881	15,079	1,041	56,001
Property charges and other	2,404	22,692	—	25,096
Corporate expense, management fees, royalties and other	11,579	14,215	(13,818)	11,976
Stock-based compensation	2,092	1,589	1,511	5,192

Adjusted Property EBITDA (1)	$93,182	$92,834	$—	$186,016

	Three Months Ended September 30, 2006
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total
Operating income (loss)	$22,440	$(43,090)	$1,941	$(18,709)
Pre-opening costs	982	35,717	121	36,820
Depreciation and amortization	36,225	5,434	811	42,470
Property charges and other	5,739	—	—	5,739
Corporate expense, management fees, royalties and other	9,636	3,449	(4,594)	8,491
Stock-based compensation	2,260	783	1,721	4,764

Adjusted Property EBITDA (1)	$77,282	$2,293	$—	$79,575

	Three Months Ended September 30,
	2007	2006
Adjusted Property EBITDA (1)	$186,016	$79,575
Pre-opening costs	(1,455)	(36,820)
Depreciation and amortization	(56,001)	(42,470)
Property charges and other	(25,096)	(5,739)
Corporate expenses and other	(11,976)	(8,491)
Stock-based compensation	(5,192)	(4,764)
Interest and other income	6,777	11,837
Interest expense	(34,743)	(36,969)
Decrease in swap fair value	(4,207)	(8,757)
Loss on extinguishment of debt	—	(10,758)
Gain on sale of subconcession right, net	—	899,409
Provision for income taxes	(9,383)	(120,397)

Net income	$44,740	$715,656

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA

AND ADJUSTED PROPERTY EBITDA TO NET INCOME

(amounts in thousands)

(unaudited)

	Nine Months Ended September 30, 2007
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total
Operating income	$158,237	$133,507	$28,884	$320,628
Pre-opening costs	3,774	383	23	4,180
Depreciation and amortization	112,468	44,238	2,721	159,427
Property charges and other	4,105	46,781	500	51,386
Corporate expense, management fees, royalties and other	34,646	36,930	(37,518)	34,058
Stock-based compensation	6,480	2,663	5,390	14,533

Adjusted Property EBITDA (1)	$319,710	$264,502	$—	$584,212

	Nine Months Ended September 30, 2006
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total
Operating income (loss)	$66,828	$(76,072)	$1,948	$(7,296)
Pre-opening costs	1,176	61,492	126	62,794
Depreciation and amortization	112,793	9,642	2,362	124,797
Property charges and other	13,064	—	—	13,064
Contract termination fee	5,000	—	—	5,000
Corporate expense, management fees, royalties and other	26,788	6,448	(9,374)	23,862
Stock-based compensation	5,918	783	4,938	11,639

Adjusted Property EBITDA (1)	$231,567	$2,293	$—	$233,860

	Nine Months Ended September 30,
	2007	2006
Adjusted Property EBITDA (1)	$584,212	$233,860
Pre-opening costs	(4,180)	(62,794)
Depreciation and amortization	(159,427)	(124,797)
Property charges and other	(51,386)	(13,064)
Contract termination fee	—	(5,000)
Corporate expenses and other	(34,058)	(23,862)
Stock-based compensation	(14,533)	(11,639)
Interest and other income	29,285	29,885
Interest expense	(107,876)	(108,218)
Increase (decrease) in swap fair value	(2,348)	1,835
Loss on extinguishment of debt	(157)	(10,758)
Gain on sale of subconcession right, net	—	899,409
Provision for income taxes	(46,837)	(120,706)

Net income	$192,695	$684,151

WYNN RESORTS, LIMITED AND SUBSIDIARIES

SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006(5)	September 30, 2007	September 30, 2006(5)
Room Statistics for Wynn Las Vegas:
Occupancy %	96.6%	94.9%	96.6%	95.4%
Average Daily Room Rate (ADR)[1]	$282	$271	$301	$286
Revenue per available room (REVPAR)[2]	$272	$257	$291	$272
Other information for Wynn Las Vegas:
Table games win per unit per day[3]	$9,516	$7,779	$10,799	$7,455
Table Hold %	26.4%	22.3%	26.0%	20.6%
Slot machine win per unit per day[4]	$234	$248	$253	$249
Average number of table games	143	143	140	143
Average number of slot machines	1,977	1,970	1,963	1,960
Room Statistics for Wynn Macau:
Occupancy %	91.9%	75.9%	87.7%	75.9%
Average Daily Room Rate (ADR)[1]	$245	$201	$249	$201
Revenue per available room (REVPAR)[2]	$225	$153	$218	$153
Other information for Wynn Macau:
Table games win per unit per day[3]	$16,686	$9,236	$16,478	$9,236
Slot machine win per unit per day[4]	$457	$387	$476	$387
Average number of table games	252	212	248	212
Average number of slot machines	486	375	459	375

(1)	ADR is Average Daily Room Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.

(2)	REVPAR is Revenue per Available Room and is calculated by dividing total room revenue by total rooms available.

(3)	Table games win per unit per day is shown before discounts and commissions.

(4)	Slot machine win per unit per day is net of participation fees and progressive accruals.

(5)	Wynn Macau opened on September 6, 2006. Third Quarter 2006 results based on operations for a partial quarter.

SOURCE:

Wynn Resorts, Limited

CONTACT:

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com

www.wynnresorts.com

www.wynnlasvegas.com

www.wynnmacau.com